Exhibit 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
DAG Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of DAG Media, Inc. on Forms S-8 (#333-82374 and #333-127424) of our report dated March 13, 2008, on the consolidated balance sheet of Dag Media, Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and the adjustment to the 2006 financial statements to retrospectively apply the change in accounting for discontinued operations of Shopila Corporation, as described in Note 10, as appearing in the annual report on Form 10-KSB of DAG Media, Inc. for the year ended December 31, 2007.

By: /s/ Hoberman Miller Steven & Lesser P.C.

Hoberman Miller Steven & Lesser P.C

March 13, 2008
New York, New York